Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 18, 2005, except for the restatement described in Note 3 to the consolidated financial statements as to which the date is February 8, 2007, relating to the financial statements and financial statements schedule of Chordiant Software, Inc. which appears in Chordiant Software, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2006.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 1, 2007